EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 1st QUARTER 2006

RESULTS; PROVIDES 2nd QUARTER AND FULL YEAR 2006 OUTLOOK

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, Monday, May 8, 2006

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2006. Highlights of the results include:

☐	First quarter over year earlier period:
•	Site leasing revenue growth of 17.4%
•	Tower cash flow growth of 21.7%
•	Operating income growth of $6.5 million
•	Loss from continuing operations decreased from $(21.5) million to $(9.6) million
•	Adjusted EBITDA growth of 31.1%

☐	Tower cash flow margin of 75.0%

All historical financial results are of the Company only, and do not include any results of AAT Communications Corp., which was acquired on April 27, 2006.

Operating Results

Total revenues in the first quarter of 2006 were $68.8 million, compared to $58.3 million in the year earlier period, an increase of 18.0%. Site leasing revenue of $45.0 million and site leasing segment operating profit of $32.7 million were up 17.4% and 24.3%, respectively, over the year earlier period. Site leasing contributed 94.7% of the Company’s total segment operating profit in the first quarter of 2006.

Tower Cash Flow for the three months ended March 31, 2006 was $33.2 million, a 21.7% increase over the year earlier period. Tower Cash Flow margin for the three months ended March 31, 2006 was 75.0%, a 310 basis point improvement over the year earlier period. SBA defines Tower Cash Flow and Adjusted EBITDA to exclude the non-cash impact from straight-line calculations used to determine leasing revenue and ground rent expense. Reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures are provided below.

Site development revenues were $23.8 million in the first quarter of 2006 compared to $20.0 million in the year earlier period, a 19.1% increase. Site development segment operating profit margin was 7.8% in the first quarter of 2006 and 3.6% in the year earlier period.

Selling, general and administrative expenses were $9.1 million in the first quarter of 2006, compared to $7.2 million in the year earlier period. Included in selling, general and administrative expenses were non-cash compensation charges of $1.4 million in the first quarter of 2006, compared to $0.1 million in the year earlier period. Loss from continuing operations for the first quarter of 2006 was $(9.6) million or $(0.11) per share, compared to a loss of $(21.5) million or $(0.33) per share in the year earlier period. Net loss in the first quarter of 2006 was $(9.6) million, or $(0.11) per share, compared to a net loss of $(21.7) million, or $(0.33) per share, in the year earlier period.

Adjusted EBITDA was $27.4 million, compared to $20.9 million in the year earlier period, or a 31.1% increase. Adjusted EBITDA margin was 40.3% in the first quarter of 2006. Net cash interest expense and non-cash interest expense, exclusive of amortization of debt issuance costs, was $7.5 million and $5.3 million, respectively, in the first quarter of 2006, compared to $9.8 million and $7.3 million in the year earlier period. Equity free cash flow (defined below) for the three months ended March 31, 2006 was $11.6 million compared to $2.2 million in the year earlier period.

“We are extremely pleased with our first quarter results,” said Jeffrey A. Stoops, SBA’s President and Chief Executive Officer. “Our results were strong, ahead of our expectations and reflect the quality of our operations, our assets and a high level of activity from our customers. We continue to focus on growing our business, and we took a major step forward on April 27 with the closing of the AAT acquisition. Our business is now over 50% larger in terms of leasing revenue and towers owned. Our geographic reach now extends to the entire continental U.S., Puerto Rico and the U.S. Virgin Islands. We are very happy to have consummated the acquisition ahead of schedule, and ahead of what we see as a period of strong sustained customer activity. In AAT, we acquired what we view as one of few sizable portfolios available of quality tower assets. We like our operational and financial positioning, and we anticipate strong equity free cash flow growth for years to come.”

Investing Activities

During the first quarter of 2006, SBA purchased 78 towers, built 15 towers, and disposed of one tower. As of March 31, 2006 SBA owned 3,396 towers. Total cash capital expenditures for the first quarter of 2006 were $29.9 million, consisting of $1.5 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $28.4 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease purchases). The 78 towers were purchased for an aggregate amount of $22.5 million in cash, which represented a current tower cash flow multiple of 15.3x.

On April 27, 2006, the Company purchased all of the outstanding stock of AAT Communications Corp. (“AAT”) for $634.0 million in cash and 17,059,336 shares of SBA’s common stock. AAT owns 1,850 tower sites and manages over 5,000 actual or potential communication sites. For the three months ended March 31, 2006, AAT had site leasing revenue of $22.4 million, tower cash flow of $15.7 million, and tower cash flow margin of 71.7%, as such terms are used and reported by SBA. Of such amounts, $3.0 million of revenue and $1.6 million of tower cash flow was contributed by the managed sites.

Since March 31, 2006, SBA has built two additional towers and, exclusive of the AAT acquisition, purchased three additional towers. The three towers were purchased for an aggregate amount of $2.9 million, paid in cash, which represented a current tower cash flow multiple of 12.4x. The Company has agreed to purchase an additional 107 towers for an aggregate amount of $34.5 million, which the Company expects to fund with $26.2 million from cash on hand and the remainder with shares of its common stock. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2006.

Financing Activities and Liquidity

SBA ended the first quarter with $405.0 million of commercial mortgage-backed pass-through certificates outstanding, $222.2 million of 9 3/4% senior discount notes, $162.5 million of 8 1/2% senior notes, no borrowings under the Company’s $160.0 million senior credit facility, $71.2 million of cash and restricted cash and net debt of $718.5 million. The Company’s net debt to Annualized Adjusted EBITDA leverage ratio was 6.6x at March 31, 2006.

In connection with the closing of the AAT acquisition, the Company received $1.1 billion of bridge financing. Currently the Company has $1.1 billion of bridge financing bearing a floating rate of interest at Eurodollar + 200 basis points, $405.0 million of commercial mortgage-backed pass-through certificates bearing a fixed rate of interest of 5.6% and no borrowings or availability under the senior credit facility. The 9  3/4% senior discount notes and 8  1/2% senior notes were fully repaid on April 27, 2006.

Outlook

The Company is providing its Second Quarter Outlook and updating its Full Year 2006 Outlook for anticipated results from continuing operations to reflect current views and the anticipated results of AAT commencing April 27, 2006. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ended			Full
	June 30, 2006			Year 2006
	($’s in millions)

Site leasing revenue	$60.5	to	$62.0	$245.0	to	$255.0

Site development revenue	$20.0	to	$22.0	$92.0	to	$100.0

Total revenues	$80.5	to	$84.0	$337.0	to	$355.0

Tower cash flow	$43.0	to	$45.0	$177.0	to	$185.0

Adjusted EBITDA(1)	$36.0	to	$38.0	$152.0	to	$160.0

Net cash interest expense(2)(6)	$19.0	to	$20.0	$77.0	to	$80.0

Non-cash interest expense(2)	$1.5	to	$1.5	$6.8	to	$6.8

Non-discretionary cash capital expenditures(3)	$1.5	to	$2.5	$6.0	to	$8.0

Discretionary cash capital expenditures(4)	$5.0	to	$7.5	$70.0	to	$80.0

Equity free cash flow(5)	$11.5	to	$15.5	$55.2	to	$68.2

(1)	Excludes approximately $10 million of one-time transition, integration and severance costs anticipated to be incurred in connection with the AAT acquisition.

(2)	Excludes amortization of debt issuance costs and interest rate hedging benefits.
(3)	Consists of maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, augmentation of existing towers, ground lease purchases, tower acquisitions and related earn-outs. We plan on building 80 to 100 new towers in 2006 for our ownership. Full year expenditure guidance includes all completed acquisitions (other than AAT) and approximately $26.2 million of cash expenditures related to pending acquisitions described above.
(5)	Defined as Adjusted EBITDA less net interest expense, non-discretionary cash capital expenditures, and cash taxes.
(6)	Includes no benefit from any refinancing of currently existing indebtedness that the Company may undertake in 2006.

Pro Forma Impact on 2006 Outlook

SBA is updating its pro forma 2006 Outlook, assuming that the closing of the AAT acquisition and the full realization of all anticipated synergies occurred as of January 1, 2006. The AAT acquisition closed on April 27, 2006 and the full realization of all anticipated synergies is not expected to occur until early 2007. Actual 2006 results will differ materially from the pro forma 2006 Outlook. Other information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Pro Forma Full Year
	($ in millions)
Site leasing revenue	$272.0	to	$284.0
Total revenues	$364.0	to	$384.0
Tower cash flow	$197.0	to	$205.0
Adjusted EBITDA(1)	$170.0	to	$178.0

(1)	Excludes approximately $10 million of one-time transition, integration and severance costs anticipated to be incurred in connection with the AAT acquisition.

Conference Call Information

SBA Communications Corporation will host a conference call Tuesday, May 9, 2006 at 10:00 A.M. ET to discuss the quarterly results. The call may be accessed as follows:

When:	Tuesday, May 9, 2006 at 10:00 A.M. EDT

Dial-in number:	(800) 230-1085

Conference call name:	“SBA First Quarter Results”

Replay:	May 9, 2006 at 5:00 P.M. to May 23, 2006 at 11:59 P.M.

Number:	(800) 475-6701

Access Code:	826454

Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s expectations regarding customer activity; (ii) the Company’s financial and operational guidance for the second quarter of 2006 and full year 2006; (iii) the Company’s expectations regarding the scope and timing of anticipated synergies of the AAT acquisition; (iv) the consummation of pending tower acquisitions by the end of the third quarter of 2006 and the type of consideration to be paid in such pending tower acquisitions; (v) the Company’s plan to build 80 to 100 new towers in 2006; and (vi) the Company’s prospects for 2006 and its expectations regarding the growth of its business, site leasing revenue, tower cash flow and equity free cash flow. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Securities and Exchange Commission on March 8,

2006. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure as many site leasing tenants as planned at anticipated lease rates, (3) the Company’s ability to integrate AAT’s operations with the Company’s operations and capitalize on the anticipated synergies of the AAT acquisition, (4) the Company’s ability to retain current lessees on towers, including our ability to deal with the impact, if any, of recent consolidation among wireless service providers, (5) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (6) the Company’s ability to maintain or decrease expenses and cash capital expenditures, (7) the Company’s ability to access sufficient capital to fund its operations, (8) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular, (9) the continued dependence on towers and outsourced site development services by the wireless carriers, and (10) the Company’s ability to build 80 to 100 new towers in 2006. With respect to its expectations regarding pending tower acquisitions these factors also include satisfactorily completing due diligence, and the ability and willingness of each party to fulfill their respective closing conditions. With respect to the Company’s plan for new tower builds these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis.

Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 995-7670, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

Non-GAAP Financial Measures

This press release, including our 2006 Outlook, includes disclosures regarding Adjusted EBITDA, Adjusted EBITDA margin, Net Debt and Leverage ratio, each of which are non-GAAP financial measures. Adjusted EBITDA is defined as loss from continuing operations plus net interest expenses, provision for income taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, and other expense / income and excluding non-cash leasing revenue and non-cash ground lease expense. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Adjusted EBITDA nor Adjusted EBITDA margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Adjusted EBITDA and the Adjusted EBITDA margin have certain material limitations, including:

* They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

* They do not include depreciation, accretion and amortization expense. Because we use capital assets, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations;

* They do not include provision for income taxes. Because the payment of income taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations;

* They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense / income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations; and

* They do not include one-time costs related to transition, integration and severance costs in connection with the AAT acquisition. Because these costs are of a cash nature, any measure that excludes these costs has material limitations.

We compensate for these limitations by using Adjusted EBITDA and the Adjusted EBITDA Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA margin are calculated below:

	For the three months ended March 31,
	2006	2005
	(in thousands)
Loss from continuing operations	$(9,573)	$(21,543)
Interest income	(853)	(247)
Interest expense	14,490	18,144
Depreciation, accretion and amortization	21,008	21,643
Asset impairment and other charges	—	231
Provision for income taxes	398	246
Loss from write off of deferred financing fees and extinguishment of debt	—	1,486
Non-cash compensation	1,450	115
Non-cash leasing revenue	(803)	(421)
Non-cash ground lease expense	1,269	1,378
Other income	—	(150)

Adjusted EBITDA(1)	$27,386	$20,882

Annualized Adjusted EBITDA(2)	$109,544	$83,528

Adjusted EBITDA Margin(3)	40.3%	36.1%

(1)	Adjusted EBITDA for the three months ended June 30, 2006 and fiscal year 2006 will be calculated the same way.
(2)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.
(3)	Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the sum of total revenues minus non-cash leasing revenue.

The Non-GAAP measurements of Net Debt and Leverage ratio (which is defined as our Net Debt divided by our Annualized Adjusted EBITDA) have certain material limitations. Specifically these measurements exclude net cash and cash equivalents, restricted cash and short-term investments out of our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA discussed above. We compensate for these limitations by using Net Debt and our Leverage ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

Our Annualized Adjusted EBITDA leverage ratios are calculated below:

March 31, 2006
(in thousands)
Long-term debt	$789,657
Less
Cash and cash equivalents and restricted cash	(71,164)

Net debt	$718,493

Divided by:
Annualized Adjusted EBITDA	$109,544

Leverage ratio	6.6x

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenues less segment cost of revenues (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by Segment revenues. Total Segment Operating Profit is the total of the operating profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin is, in our opinion, an indicator of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation and amortization. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue or operating income as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically these measurements do not include depreciation, accretion, and amortization expense. Because depreciation, accretion, and amortization expense is required by GAAP as it is deemed to reflect additional operating expenses relating to our site leasing and site development segments, any measure that excludes these items has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the cash generation of our segment operations.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit is calculated below:

	Site leasing segment		Site development segment
	For the three months ended March 31,		For the three months ended March 31,
	2006	2005	2006	2005
	($ in thousands)
Segment revenue	$45,029	$38,342	$23,775	$19,962
Segment cost of revenue (excluding depreciation, accretion and amortization)	(12,331)	(12,045)	(21,932)	(19,249)

Segment operating profit	$32,698	$26,297	$1,843	$713

Segment operating profit margin (1)	72.6%	68.6%	7.8%	3.6%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release, including our 2006 Outlook, includes disclosures regarding Tower Cash Flow and Tower Cash Flow margin, which are non-GAAP financial measures. Tower Cash Flow is defined as site leasing segment operating profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with some of our debt instruments, particularly our senior credit facility. Neither Tower Cash Flow nor Tower Cash Flow margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with generally accepted accounting principles.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow margin have certain material limitations. Specifically these measurements do not include non-cash leasing revenue and non-cash ground lease expense. Because these non-cash leasing revenue and non-cash ground lease expenses are required by GAAP as they are deemed to reflect the straight-line impact of our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the cash generation of our site leasing operations.

The reconciliation of Tower Cash Flow is calculated below:

	For the three months ended March 31,
	2006	2005
	($ in thousands)
Segment revenue	$45,029	$38,342
Segment cost of revenue (excluding depreciation, accretion and amortization)	(12,331)	(12,045)

Site leasing segment operating profit	32,698	26,297
Non-cash leasing revenue	(803)	(421)
Non-cash-ground lease expense	1,269	1,378

Tower Cash Flow(1)	$33,164	$27,254

(1) Tower Cash Flow for the three months ended June 30, 2006 and fiscal year 2006 will be calculated the same way.

The reconciliation of Tower Cash Flow margin is calculated below:

	For the three months ended March 31,
	2006	2005
	($ in thousands)
Segment revenue	$45,029	$38,342
Non-cash leasing revenue	(803)	(421)

Segment revenue minus non-cash revenue	$44,226	$37,921
Tower Cash Flow(1)	$33,164	$27,254

Tower Cash Flow Margin	75.0%	71.9%

(1) Tower Cash Flow for the three months ended June 30, 2006 and fiscal year 2006 will be calculated the same way.

Equity Free Cash Flow

This press release, including our 2006 Outlook, also includes disclosures regarding Equity Free Cash Flow which is a non-GAAP financial measure. We define Equity Free Cash Flow as Adjusted EBITDA minus net interest expense, non-discretionary cash capital expenditures and cash taxes. For the first quarter of 2006, we have changed our definition, which used to be based on cash flow from operating activities, to improve the quality of comparability to prior periods by eliminating timing differences of cash receipts and disbursements in our site development segment that can cause wide but temporary swings in results. Equity Free Cash Flow is in our opinion an indicator of the amount of cash produced by our business and thus reflects the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with generally accepted accounting principles.

The use of Equity Free Cash Flow has certain material limitations. Specifically this measurement does not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. In addition, by using Adjusted EBITDA as the starting point instead of cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured. We compensate for this limitation by using Equity Free Cash Flow as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow.

Equity	Free Cash Flow is calculated below:

	For the three months ended March 31,
	2006	2005
	($ in thousands)
Adjusted EBITDA	$27,386	$20,882
Net interest expense(1)	(13,625)	(17,132)
Non-discretionary cash capital expenditures	(1,507)	(1,102)
Cash taxes	(627)	(475)

Equity Free Cash Flow(2)	$11,627	$2,173

(1)      Excludes amortization of debt issue costs and interest rate hedging benefits and includes accretion on 9  3/4% senior discount notes.

(2)      Equity Free Cash Flow for the three months ended June 30, 2006 and fiscal year 2006 will be calculated the same way.

CONSOLIDATED STATEMENTS OF OPERATIONS

($’s in thousands)

(unaudited)

	For the three months ended March 31,
	2006	2005
Revenues:
Site leasing	$45,029	$38,342
Site development	23,775	19,962

Total revenues	68,804	58,304

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Site leasing	12,331	12,045
Site development	21,932	19,249
Selling, general and administrative (including $1,392 and $115 of non-cash compensation in 2006 and 2005, respectively)	9,071	7,200
Asset impairment and other charges	—	231
Depreciation, accretion and amortization	21,008	21,643

Total operating expenses	64,342	60,368

Operating income (loss) from continuing operations	4,462	(2,064)

Other income (expense):
Interest income	853	247
Interest expense	(8,349)	(10,004)
Non-cash interest expense	(5,265)	(7,342)
Amortization of deferred financing fees	(876)	(798)
Write-off of deferred financing fees and extinguishment of debt	—	(1,486)
Other income	—	150

Total other expense	(13,637)	(19,233)

Loss from continuing operations before provision for income taxes	(9,175)	(21,297)
Provision for income taxes	(398)	(246)

Loss from continuing operations	(9,573)	(21,543)

Loss from discontinued operations, net of income taxes	—	(170)

Net loss	$(9,573)	$(21,713)

	For the three months ended March 31,
	2006	2005
Basic and diluted loss per common share amounts:
Loss from continuing operations	$(0.11)	$(0.33)
Loss from discontinued operations	—	—

Net loss per common share	$(0.11)	$(0.33)

Weighted average number of common shares	85,694	65,260

Other Data:
Tower Cash Flow	$33,164	$27,254

Adjusted EBITDA	$27,386	$20,882

Equity Free Cash Flow	$11,627	$2,173

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2006	December 31, 2005
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$59,874	$45,934
Short-term investments	—	19,777
Restricted cash	11,290	19,512
Accounts receivable, net of allowances of $1,154 and $1,136 in 2006 and 2005, respectively	18,565	17,533
Other current assets	28,936	29,432

Total current assets	118,665	132,188

Property and equipment, net	732,459	728,333
Deferred financing fees, net	19,063	19,931
Other long-term assets	79,935	72,084

Total assets	$950,122	$952,536

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$27,104	$32,827
Interest payable	5,613	3,880
Other current liabilities	15,751	15,436

Total current liabilities	48,468	52,143

Long-term liabilities:
Long-term debt	789,657	784,392
Other long-term liabilities	35,906	34,570

Total long-term liabilities	825,563	818,962

Shareholders’ equity	76,091	81,431

Total liabilities and shareholders’ equity	$950,122	$952,536

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended March 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,573)	$(21,713)
Depreciation, accretion and amortization	21,008	21,643
Other non-cash items reflected in Statements of Operations	7,005	8,088
Loss from write-off of deferred financing fees and extinguishment of debt	—	1,486
Changes in operating assets and liabilities	(3,228)	6,494

Net cash provided by operating activities	15,212	15,998

CASH FLOWS FROM INVESTING ACTIVITIES:
Maturity of short-term investments	19,900	—
Capital expenditures	(5,625)	(3,130)
Acquisitions and related earn-outs	(24,249)	(10,206)
Proceeds from sale of fixed assets	79	570
Payment of restricted cash relating to tower removal obligations	(630)	(234)

Net cash used in investing activities	(10,525)	(13,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Fees paid relating to equity offering	(44)	—
Release of restricted cash relating to CMBS-1 Trust	8,240	—
Deferred financing fees paid relating to CMBS-1 Notes	(313)	—
Proceeds from employee stock purchase/option plans	1,370	278
Repayment of senior credit facility trust	—	(813)
Repayment/redemption of 10 1/4% senior notes	—	(52,547)
Repayment of bank overdraft	—	(526)

Net cash provided by financing activities	9,253	(53,608)

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,940	(50,610)
CASH AND CASH EQUIVALENTS:
Beginning of period	45,934	69,627

End of period	$59,874	$19,017

	For the three months ended March 31, 2006	For the three months ended March 31, 2005
	(in thousands)
SELECTED CASH CAPITAL EXPENDITURE DETAIL:
Tower new build construction	$2,832	$1,119

Operating tower construction:
Tower upgrades/augmentations	1,286	909
Maintenance/improvement capital expenditures	739	712

	2,025	1,621

General corporate expenditures	768	390

	$5,625	$3,130